Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Maguire Properties, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-118826) on Form S-3 and the registration statement (No. 333-106622) on Form S-8, both of Maguire Properties, Inc, of our reports dated March 13, 2005, with respect to the consolidated balance sheets of Maguire Properties, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of consolidated statements of operations, stockholders’ equity and comprehensive income and loss and cash flows of Maguire Properties, Inc. and subsidiaries for the year ended December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and loss for the period from June 27, 2003 (commencement of operations) through December 31, 2003, the related combined statements of operations, and owners’ deficit of Maguire Properties Predecessor, as defined in note 1 to the financial statements, for the period from January 1, 2003 through June 26, 2003, and the year ended December 31, 2002, the related consolidated and combined statements of cash flows of Maguire Properties, Inc. and subsidiaries and Maguire Properties Predecessor for the year ended December 31, 2003, and the related combined statement of cash flows of Maguire Properties Predecessor for the year ended December 31, 2002, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Maguire Properties, Inc.

KPMG LLP

Los Angeles, California
March 13, 2005